UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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SMITHFIELD FOODS, INC.

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SMITHFIELD FOODS, INC.

Notice of Annual Meeting of Shareholders

To Be Held September 1, 2004

As a shareholder of SMITHFIELD FOODS, INC., a Virginia corporation (the “Company”), you are cordially invited to be present, either in person or by proxy, at the Annual Meeting of Shareholders of the Company to be held at the Jefferson Hotel, Franklin and Adams Streets, Richmond, Virginia, at 2:00 p.m. local time, on September 1, 2004, for the following purposes:

1.  To elect three directors to three-year terms;

2.  To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending May 1, 2005;

3.  To consider a shareholder proposal regarding the reporting of political contributions, if presented;

4.  To consider a shareholder proposal regarding a sustainability report, if presented; and

5.  To transact such other business as may properly come before the meeting or any continuation or adjournment thereof.

Only shareholders of record at the close of business on July 12, 2004 will be entitled to vote at the Annual Meeting and any adjournment thereof. The transfer books will not be closed.

We hope you can attend the Annual Meeting in person. However, even if you plan to attend, we ask that you MARK, SIGN, DATE and RETURN the enclosed proxy promptly in the enclosed self-addressed envelope, so that we may be assured of a quorum to transact business. If you receive more than one proxy because you own shares registered in different names or addresses, each proxy should be completed and returned. Your proxy is revocable and will not affect your right to vote in person in the event you are able to attend the meeting.

Your attention is directed to the attached Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS,

MICHAEL H. COLE

SECRETARY

Smithfield, Virginia

July 30, 2004

SMITHFIELD FOODS, INC.

EXECUTIVE OFFICES

200 COMMERCE STREET

SMITHFIELD, VIRGINIA 23430

Corporate Internet Site: www.smithfieldfoods.com

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD SEPTEMBER 1, 2004

The Annual Meeting of Shareholders of SMITHFIELD FOODS, INC., a Virginia corporation (the “Company”), will be held on September 1, 2004, at the time and place and for the purposes set forth in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of the Company in connection with such meeting and any continuation or adjournment thereof.

The costs of soliciting proxies will be borne by the Company. In addition to solicitation by mail, certain directors, officers and employees of the Company may solicit proxies in person or by telephone at no additional compensation. The Company will also ask record holders of Common Stock who are brokerage firms, custodians and fiduciaries to forward proxy material to the beneficial owners of such shares and upon request will reimburse such record holders for the costs of forwarding the material in accordance with customary charges. The Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies at an anticipated cost to the Company of $7,500 plus expenses.

Any proxy given pursuant to this solicitation may be revoked by the filing with and receipt by the Secretary of the Company of a written revocation or duly executed proxy bearing a later date and does not preclude the shareholder from voting in person at the Annual Meeting if he or she so desires. The persons named in the form of proxy solicited by the Board of Directors will vote all proxies which have been properly executed. If a shareholder specifies on such proxy a choice with respect to the proposal to be acted upon, the proxy will be voted in accordance with such specification. IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED, THE PERSONS NAMED IN THE PROXY WILL VOTE THE SHARES REPRESENTED THEREBY FOR THE ELECTION OF EACH OF THE NAMED NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS AND AGAINST EACH OF THE SHAREHOLDER PROPOSALS. If necessary, and unless the shares represented by the proxy are voted contrary to the recommendations of the Board of Directors herein, the persons named in the proxy may also vote in favor of a proposal to recess the Annual Meeting and to reconvene it on a subsequent date or dates without further notice, in order to solicit and obtain sufficient votes to approve any matters being considered at the Annual Meeting.

This Proxy Statement and the enclosed form of proxy are first being sent to the shareholders on or about July 30, 2004.

VOTING SECURITIES

On July 12, 2004, the record date for determining shareholders entitled to vote at the meeting, 110,536,625 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock entitles the holder thereof to one vote. All voting rights are non-cumulative, so that holders of shares representing a majority of the votes cast at the Annual Meeting can elect all of the directors.

A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at such meeting.

The election of each nominee for director requires the affirmative vote of the holders of shares representing a plurality of the votes cast in the election of directors. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast and, therefore, will have no effect on the election of directors. Actions on all other matters to come before the meeting will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and Broker Shares that are not voted are not considered cast either for or against a matter and, therefore, will have no effect on the outcome on such matters.

PRINCIPAL SHAREHOLDERS

The only persons known by the Company to beneficially own more than five percent of the Company’s Common Stock as of July 12, 2004, are as follows:

	Amount and Nature of Beneficial Ownership (Number of Shares) (1)
Name and Address of Beneficial Owner	Direct		Other		Total		Percent of Class
Wendell H. Murphy and
certain family members(2)
P.O. Box 1087
Rose Hill, NC 28458	2,151,742	(2)	14,071,672	(2)	16,223,414	(2)	14.7%

(1)  Pursuant to current regulations of the Securities and Exchange Commission (“SEC”), securities must be listed as “beneficially owned” by a person who directly or indirectly has or shares the power to vote (“voting power”) or the power to dispose of (“dispositive power”) the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise. Shares of Common Stock listed under the “Direct” column are those which are owned and held by such persons as outstanding shares and over which such persons have sole voting power and sole dispositive power. Shares shown under the “Other” column are those subject to other forms of deemed “beneficial ownership” pursuant to the aforesaid regulations, as described in the indicated footnotes.

(2)  In connection with the Company’s purchase of Murphy Farms, Inc. and certain affiliated corporations (collectively “MFI”) in January 2000, Wendell H. Murphy, a director, and certain family members listed below (collectively the “Murphy Family Members”) entered into a shareholders agreement with the Company pursuant to which the Murphy Family Members agreed to certain restrictions relating to, among other things, the voting and disposition of their shares of Common Stock. See “Other Transactions.” For purposes of the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), these arrangements may cause the Murphy Family Members to be deemed to constitute a group; however each of the Murphy Family Members expressly disclaims the existence of such a group. As of July 14, 2004, Wendell H. Murphy holds no direct shares and 4,772,165 other shares (3,344,236 shares are held by limited liability companies of which, directly or indirectly, Wendell H. Murphy is manager and holds the Class A interests; 860,775 shares are pledged pursuant to variable prepaid forward contracts; 3 shares are held by a corporation that is wholly owned by Wendell H. Murphy; and 567,150 shares are held in escrow); Harry D. Murphy holds 805,779 direct shares and 681,163 other shares (359,533 are pledged pursuant to variable prepaid forward contracts; and 321,630 shares are held in escrow); Joyce M. Minchew holds no direct shares and 1,631,527 other shares (1,134,718 shares are held by a limited liability company of which Joyce M. Minchew is manager and holds the Class A interests; 291,685 shares are pledged pursuant to variable prepaid forward contacts; and 205,124 shares are held in escrow); Wendell H. Murphy, Jr. holds 241,481 direct shares and 4,914,447 other shares (1,905,480 shares are held by limited liability companies of which Wendell H. Murphy, Jr. serves as manager, of which 724,475 shares are pledged pursuant to variable prepaid forward contracts; 1,921,052 shares are held by a limited liability company of which Wendell H. Murphy is manager and holds the Class A interests; 696,948 shares are pledged pursuant to variable prepaid contracts; 1 share is held by a corporation that is wholly owned by Wendell H. Murphy, Jr.; and 390,966 shares are held in escrow); Wendy Murphy Crumpler holds 71,028 direct shares and 884,228 other shares (564,267 shares are held by a limited liability company of which Wendy Murphy Crumpler is manager and holds the Class A interests; 205,123 shares are pledged pursuant to variable prepaid forward contracts; and 114,838 shares are held in escrow); Stratton K. Murphy holds 497,234 direct shares and 351,061 other shares (182,471 shares are pledged pursuant to variable prepaid forward contracts; and 168,590 shares are held in escrow); Marc D. Murphy holds 497,234 direct shares and 351,061 other shares (182,471 shares are pledged pursuant to variable prepaid forward contracts; and 168,590 shares are held in escrow); and Angela Brown holds 38,986 direct shares and 486,020 other shares (310,123 shares are held by a limited liability company of which Angela Brown is the manager and holds the Class A interests; 112,785 shares are pledged pursuant to variable prepaid forward contracts; and 63,112 shares are held in escrow). The Murphy Family Members have sole voting power but do not have dispositive power over their respective allocation of the escrow shares issued in connection with the Company’s purchase of MFI.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors presently consists of eight directors, who are divided into three classes with staggered terms. The terms of Ray A. Goldberg, John T. Schwieters and Melvin O. Wright as directors of the Company will expire at the time of the annual meeting of shareholders. Following the recommendation of the Nominating and Governance Committee, the Board of Directors recommends the re-election of Messrs. Goldberg, Schwieters and Wright to three-year terms.

Although all the nominees have indicated their willingness to serve if elected, if at the time of the meeting any nominee is unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person as the Board may designate.

Information, including their business experience for the past five years, about the nominees for election as directors and about other directors of the Company whose terms of office do not expire this year appears below.

NOMINEES FOR ELECTION TO THREE-YEAR TERMS

Name—Age—Principal Occupation—Other Information	Director Since
Ray A. Goldberg (77)	1999
Moffett Professor of Agriculture and Business, Emeritus, Harvard Business School

John T. Schwieters (64)	2001

Vice Chairman of Perseus L.L.C., a merchant bank and private equity fund management company; formerly Managing Partner, Mid-Atlantic Region, Arthur Andersen LLP from 1989 to 2000; Director, Manor Care, Inc. and Danaher Corporation

Melvin O. Wright (76)	2000
Advisor to PrimeCorp Finance, a Paris merchant bank; prior to 1992 a senior executive and Director of Dean Witter Reynolds (now Morgan Stanley Dean Witter)

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2005 ANNUAL MEETING OF SHAREHOLDERS

Name—Age—Principal Occupation—Other Information	Director Since
Robert L. Burrus, Jr. (69)	1996
Chairman and Partner in the law firm of McGuireWoods LLP, Richmond, Virginia; Director, CSX Corporation and S&K Famous Brands, Inc.

Carol T. Crawford (61)	2000

Distinguished Visiting Professor of Law at George Mason University School of Law from January 2000 until June 2001; formerly Commissioner of the U.S. International Trade Commission from 1991 until 2000 and Assistant Attorney General of the United States from 1989 until 1990

Frank S. Royal, M.D. (64)	2002
Physician; Director of HCA Inc., SunTrust Banks, Inc., Chesapeake Corporation, Dominion Resources, Inc. and CSX Corporation

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2006 ANNUAL MEETING OF SHAREHOLDERS

Name—Age—Principal Occupation—Other Information	Director Since
Joseph W. Luter, III (65)	1975

Chairman of the Board and Chief Executive Officer of the Company since 1975; Chairman of the Board, President and Chief Executive Officer of the Company from June 2000 to October 2001 and prior to May 1995

Wendell H. Murphy (65)	2000	(1)

Private Investor; formerly Chairman of the Board and Chief Executive Officer of Murphy Farms, Inc., Rose Hill, North Carolina, a hog producer, prior to the Company’s purchase of such business in January 2000

No family relationship exists between any of the nominees for election as directors of the Company. Joseph W. Luter, III is the father of Joseph W. Luter, IV, an executive officer of the Company.

(1)  Mr. Murphy was also a director between 1991 through 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s Common Stock and to provide copies of such reports to the Company. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed during the fiscal year ended May 2, 2004, the Company believes that all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of its Common Stock have been complied with, except that the following persons were each late in filing one report detailing the number of transactions listed beside their name: Angela N. Brown (one transaction), Carol T. Crawford (four transactions), Wendy M. Crumpler (one transaction), Lewis R. Little, a former executive officer (eight transactions), Joseph W. Luter, IV (one transaction), Joyce M. Minchew (one transaction), Wendell H. Murphy (two transactions), Wendell H. Murphy, Jr. (one transaction), C. Larry Pope (one transaction) and Timothy A. Seely (13 transactions).

COMMON STOCK OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS

The following information with respect to beneficial ownership, as of July 12, 2004, of shares of Common Stock is furnished with respect to (i) each director and nominee for director of the Company, (ii) each executive officer named in the Summary Compensation Table appearing on page 14 of this Proxy Statement, and (iii) all current directors and executive officers as a group, together with their respective percentages:

	Amount and Nature of Beneficial ownership Number of Shares (1)					Percent of Class

Name	Direct	Other		Total
Robert L. Burrus, Jr.	10,000	—		10,000		*
Carol T. Crawford	24,400	56,200	(2)	80,600	(2)	*
Ray A. Goldberg	1,000	—		1,000		*
Joseph W. Luter, III	4,704,926	700,950	(3)	5,405,876	(3)	4.9%
Joseph W. Luter, IV	184,700	35,318	(4)	220,018	(4)	*
Wendell H. Murphy	—	16,223,414	(5)	16,223,414	(5)	14.7%
C. Larry Pope	300,000	1,000	(6)	301,000	(6)	*
Frank S. Royal, M.D.	1,000	—		1,000		*
John T. Schwieters	6,500	—		6,500		*
Joseph B. Sebring	20,900	200,000	(7)	220,900	(7)	*
Richard V. Vesta	914,198	1,057,431	(8)	1,971,629	(8)	1.8%
Melvin O. Wright	32,000	1,000	(9)	33,000	(9)	*
All current directors and executive officers as a group (17 persons)	6,225,224	18,455,313	(10)	24,680,537	(10)	22.3%

*  Less than 1% of class

(1)  Pursuant to current regulations of the SEC, securities must be listed as “beneficially owned” by a person who directly or indirectly has or shares voting power or dispositive power with respect to the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise. Shares of Common Stock listed under the “Direct” column are those which are owned and held by such person as outstanding shares and over which such person has sole voting power and sole dispositive power. Shares shown under the “Other” column include other forms of “beneficial ownership” pursuant to the aforesaid regulations, as described in the indicated footnotes.

(2)  Includes 43,400 shares owned by defined benefit plans of which Mrs. Crawford is a co-trustee, 3,000 shares held by a partnership in which Mrs. Crawford’s husband is a partner, 8,800 shares held by Mrs. Crawford’s husband and 1,000 shares held by Mrs. Crawford as custodian for her grandchildren. Mrs. Crawford disclaims beneficial ownership of all 56,200 shares.

(3)  Includes 100,000 shares owned by the Smithfield-Luter Foundation of which Mr. Luter is a co-trustee. In March 2002, Mr. Luter established the Smithfield-Luter Foundation, Inc. to fund educational grants to colleges and universities for need-based undergraduate scholarships for children of Company employees and contributed 200,000 shares of Common Stock to the foundation. Also includes 950 shares held by Mr. Luter as custodian for his daughter under the Virginia Uniform Transfers to Minors Act. Also includes 600,000 shares that Mr. Luter has the right to acquire pursuant to the exercise of presently exercisable stock options.

(4)  Includes 14,908 shares held by Mr. Luter, IV as custodian for his son, 11,476 shares held by Mr. Luter, IV as custodian for his daughter and 8,934 shares held by his wife.

(5)  Includes, as of July 14, 2004, (a) 2,151,742 shares held directly by Murphy Family Members other than Mr. Murphy and (b) 9,299,507 other shares held by Murphy Family Members other than Mr. Murphy. Mr. Murphy disclaims beneficial ownership of the direct and other shares held by the other Murphy Family Members. See footnote 2 to the table of principal shareholders on page 3.

(6)  Includes 1,000 shares owned by Mr. Pope’s son with respect to which Mr. Pope disclaims beneficial ownership.

(7)  Includes 200,000 shares subject to presently exercisable stock options.

(8)  Includes 1,057,431 shares held by Totcomm, LLC of which Mr. Vesta and his wife are the sole members.

(9)  Includes 1,000 shares owned by Mr. Wright’s wife as trustee for his daughter.

(10)  Includes 980,000 shares subject to presently exercisable stock options.

CORPORATE GOVERNANCE

The primary mission of the Board of Directors is to represent and protect the interests of the Company’s shareholders. The Board of Directors has undertaken a number of corporate governance initiatives in recent years.

Constitution of the Board of Directors

The Company’s Board of Directors currently consists of eight directors. The Board of Directors has determined that six out of the Company’s eight directors do not have relationships that would interfere with their exercise of independent judgment and therefore meet the current independence standards of the New York Stock Exchange (the “NYSE”). In addition, the Board of Directors has determined that two out of the three members of the Audit Committee (John T. Schwieters and Melvin O. Wright) are “audit committee financial experts” as defined in regulations promulgated by the SEC under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

Committees of the Board of Directors and Meetings

The Board of Directors has four standing committees which met during fiscal 2004: the Audit Committee, the Nominating and Governance Committee, the Compensation Committee and the Pension and Investment Committee. Each of these committees is composed entirely of directors who have been determined by the Board of Directors to be independent under current NYSE standards and operates under a charter approved by the Board of Directors setting out the purposes and responsibilities of the committee. The committees and the Board of Directors periodically review and, as appropriate, revise the committees’ charters to reflect, among other things, changing regulatory developments under the Sarbanes-Oxley Act. The charter of the Audit Committee is attached to this Proxy Statement as Exhibit A. All committee charters are available for review on the Company’s website, www.smithfieldfoods.com. The Board of Directors has also established an Executive Committee which is authorized to exercise the powers of the Board of Directors between Board meetings, but did not meet during the past fiscal year.

The table below provides an overview of the membership and responsibilities of all of the committees of the Board of Directors as well as the number of meetings held during fiscal 2004. In addition, the Board of Directors held four meetings during fiscal 2004. All directors attended 75% or more of these meetings, including regularly scheduled and special meetings, and the meetings of all committees of the Board on which they served that were held in the past fiscal year during the periods in which they were directors or served on such committees.

Committee, Number of Meetings and Membership	Summary of the Functions of the Committee
AUDIT 12 meetings John T. Schwieters, Chairperson Frank S. Royal, M.D. Melvin O. Wright

Oversee the financial reporting process

—     Review financial statements and releases

—     Review significant management judgments affecting financial statements

—     Review quality of accounting principles employed

—     Review adequacy of internal and disclosure controls and procedures

Oversee independent auditors

—     Oversee performance and independence

—     Pre-approve non-audit services

—     Appoint independent auditors

Review scope, methodology and results of the audit of the independent auditors

Oversee the internal audit department

Oversee compliance with laws

—     Oversee administration of the Code of Business Conduct and Ethics

—     Review cases of misconduct

Oversee risk assessment and risk management

NOMINATING AND GOVERNANCE 4 meetings Robert L. Burrus, Jr., Chairperson John T. Schwieters Melvin O. Wright

Guide selection of directors

—     Establish criteria for nominees

—     Review candidate qualifications

—     Recruit desired candidates

Recommend director nominees

Recommend committee membership

Review Governance Guidelines and recommend governance issues

Review Code of Business Conduct and Ethics

Evaluate director performance

Review committee structure and operations

Recommend ways to improve effectiveness of the Board of Directors

Committee, Number of Meetings and Membership	Summary of the Functions of the Committee
COMPENSATION 4 meetings Ray A. Goldberg, Chairperson Robert L. Burrus, Jr. Carol T. Crawford Frank S. Royal, M.D.

Develop the Company’s philosophy on executive compensation

Establish compensation for the CEO based on its review and approval of corporate and personal goals and objectives and its evaluation of the CEO’s performance in light of those goals and objectives

Review and approve compensation for other executive officers and key personnel

Recommend compensation and benefit plans

Administer cash and equity-based incentive plans

Recommend director compensation

PENSION AND INVESTMENT 7 meetings Melvin O. Wright, Chairperson Carol T. Crawford John T. Schwieters	Oversee the operation and funding of qualified and non-qualified retirement plans Exercise overall responsibility for designing, approving, evaluating and investing the assets of the retirement plans

EXECUTIVE 0 meetings Joseph W. Luter, III, Chairperson Robert L. Burrus, Jr. Wendell H. Murphy	Exercises the powers of the Board of Directors between Board meetings unless the actions are prohibited by law

Governance Guidelines

The Board of Directors has adopted a set of Governance Guidelines reflecting a commitment to maintaining high corporate governance standards. The Nominating and Governance Committee is responsible for reviewing periodically the Governance Guidelines and making recommendations on governance issues that should be addressed by the Board of Directors. The Governance Guidelines are available for review on the Company’s website, www.smithfieldfoods.com. Among other matters, the Governance Guidelines address the following:

•	A majority of the directors shall be independent within the meaning of the independence standards of the NYSE.

•	The Board of Directors is responsible for providing the best example of the Company’s core values of integrity and ethical behavior.

•	The directors meet regularly in executive session without the Chief Executive Officer (or any other directors who are current or former officers of the Company) present. These meetings are chaired by the Chairman of the Nominating and Governance Committee, who functions as the lead outside director.

•	Directors have access to the Company’s management at all times.

•	When a director no longer holds the principal position that he or she held when first elected to the Board of Directors, the Nominating and Governance Committee is to make a recommendation to the Board of Directors regarding the director’s continued service.

•	The Board of Directors conducts an annual review of its own performance.

•	The Chief Executive Officer reports annually to the Compensation Committee on succession planning and makes available on a continuing basis the Chief Executive Officer’s recommendation as to his successor should he be unexpectedly disabled.

Code of Business Conduct and Ethics

During fiscal 2003, the Board of Directors completed a comprehensive review and restatement of the Company’s Code of Business Conduct and Ethics (the “Code”). The purpose of the Code is to convey the Company’s policies and practices for conducting business in accordance with applicable law and the highest ethical standards. The Code is applicable to all of the Company’s employees, officers and directors. Any waiver of the Code for executive officers or directors will be made only by the Board of Directors or its Audit Committee and will be promptly disclosed. In support of the Code, the Company has provided employees with a number of avenues for the reporting of ethics violations or similar concerns, including an anonymous telephone hotline. A compliance committee chaired by the Company’s General Counsel administers the Code and requires all directors and executive officers to complete an annual certification relating to ethics and compliance with the law, the Code and other Company policies. The chair of the compliance committee reports periodically to the Audit Committee on the administration of the Code and is required to report promptly any violation of the Code by an executive officer or director to the Chairman of the Audit Committee. The Code is available for review on the Company’s website, www.smithfieldfoods.com, and the Company will post any amendments to, or waivers from, the Code on that website. A copy of the Code may be obtained, without charge, upon written request to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430.

Policies and Procedures Governing Director Nominations

The Nominating and Governance Committee considers candidates for nomination to the Board of Directors from a number of sources, including recommendations by current members of the Board of Directors and members of management. Current members of the Board of Directors are considered for re-election unless they have notified the Company that they do not wish to stand for re-election. The Nominating and Governance Committee will also consider director candidates recommended by shareholders of the Company. Shareholders desiring to submit recommendations for director candidates must follow the following procedures:

•	The Nominating and Governance Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended candidate to be considered by the Committee for nomination for election at an upcoming annual meeting of shareholders, the recommendation must be received by the Secretary of the Company not less than 150 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders.

•	Such recommendation must be in writing and must include the following initial information: (i) the shareholder’s name and address, number of shares owned and proof of ownership; (ii) the name of the candidate; (iii) the candidate’s résumé or a listing of his or her qualifications to be a director of the Company; (iv) all other information regarding the candidate that would be required to be disclosed in a proxy statement filed with the SEC if the candidate were nominated for election to the Board of Directors; and (v) the candidate’s written consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board of Directors. The Nominating and Governance Committee may subsequently request additional information regarding the candidate.

•	Recommendations must be sent by U.S. Mail, courier or expedited delivery service to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430.

In evaluating nominees for director, the Nominating and Governance Committee is guided by, among other things, the principles for Board composition expressed in the Company’s Governance Guidelines, which include the following objectives:

•	The Board should be composed of qualified, dedicated and highly regarded individuals who have experience relevant to the Company’s operations and who understand the complexities of the Company’s business environment.

•	The Board should endeavor to maintain a “balanced” membership, with representation of relevant areas of experience, types of expertise and backgrounds.

The Nominating and Governance Committee does not set specific, minimum qualifications that nominees must meet, but rather, in identifying and evaluating candidates for nomination, the Committee considers, in addition to the objectives set out in the Governance Guidelines, whether the candidate (i) demonstrates high ethical standards and accountability, (ii) has demonstrated substantial achievement and leadership in business, government, academic or other relevant fields, (iii) is dedicated to exercising independent and informed business judgment, (iv) is prepared and able to participate fully in Board activities, including service on committees, and (v) is not engaged in any activity adverse to, and does not serve on the board of another company whose interests are adverse to, or in conflict with, the Company’s interests. The Nominating and Governance Committee may also consider other factors such as whether the candidate meets the independence standards of the NYSE and whether the candidate meets any additional requirements for service on the Audit Committee. The Nominating and Governance Committee does not intend to evaluate candidates recommended by shareholders any differently than other candidates.

Shareholder Communications with the Board of Directors

Shareholders may communicate by mail with all or selected members of the Board of Directors. Correspondence should be addressed to the Board of Directors or any individual director(s) or group or committee of directors either by name or title (for example, “Chairman of the Nominating and Governance Committee” or “All Non-Management Directors”). All such correspondence should be sent c/o Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430 and must state the number of shares beneficially owned by the shareholder making the communication.

Executive Sessions of Independent Directors

In accordance with the Company’s Governance Guidelines, the independent members of the Board of Directors meet in executive session at least twice a year. These meetings are chaired by Robert L. Burrus, Jr., currently the Chairman of the Nominating and Governance Committee.

Attendance at Annual Meeting

It is the policy of the Company that directors should attend annual meetings of the shareholders. A regular meeting of the Board of Directors is scheduled in conjunction with the annual meeting. All directors attended the 2003 annual meeting of shareholders.

Director Compensation

Directors who are not employees of the Company or any of its subsidiaries receive an annual retainer of $25,000, an additional annual retainer of $5,000 for each committee chairperson, $6,000 for each board meeting attended, $1,500 for each committee meeting attended if the committee meeting was not held in connection with, or on the same day as, a board meeting, and $1,000 for each telephonic board meeting attended, plus reimbursement of travel expenses incurred in connection with such attendance. If multiple committees with the same membership meet on the same day, only one meeting fee is paid.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of three directors and operates under a written charter (Exhibit A), adopted by the Board of Directors, in accordance with applicable rules of the Securities and Exchange Commission and the New York Stock Exchange. Each of the members of the Audit Committee is independent, as defined by the New York Stock Exchange.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s primary responsibility is to monitor and oversee these processes. The Audit Committee meets privately with both the internal and independent auditors, each of whom has unrestricted access to the committee. The Audit Committee also selects the Company’s independent auditors.

In this context, the Audit Committee has reviewed and discussed the Company’s financial statements with both management and the independent auditors. The Audit Committee also discussed with the independent auditors matters required of auditors to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company’s independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors their independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 2, 2004 for filing with the Securities and Exchange Commission. The Audit Committee also recommended that Ernst & Young LLP be retained as the Company’s independent auditors for the fiscal year ending May 1, 2005.

The members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that the Company’s financial statements have been prepared in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements by Ernst & Young LLP has been carried out in accordance with generally accepted auditing standards.

The Audit Committee also pre-approves all audit services and permitted non-audit services to be performed by the independent auditors. The Audit Committee has delegated authority for pre-approval between meetings to the Chairman of the Audit Committee, provided any decision to grant pre-approval is presented to the full Audit Committee at its next scheduled meeting.

Audit Committee

John T. Schwieters, Chairman

Frank S. Royal, M.D.

Melvin O. Wright

EXECUTIVE COMPENSATION

The table below sets forth, for the fiscal years ended May 2, 2004, April 27, 2003 and April 28, 2002, the annual and long-term compensation for services in all capacities to the Company and its subsidiaries of those persons who on May 2, 2004, were the Company’s Chief Executive Officer and the next four most highly compensated executive officers (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

	Annual Compensation (1)			Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Securities Underlying Options/SARS (#)	All Other Compensation ($)
Joseph W. Luter, III	2004	850,000	6,609,055	—	240,390	(2)
Chairman of the Board and	2003	850,000	698,429	—	314,765
Chief Executive Officer	2002	850,000	5,976,380	1,400,000	459,545

C. Larry Pope	2004	700,000	3,304,528	—	—
President and Chief	2003	700,000	349,215	50,000	—
Operating Officer(3)	2002	600,000	1,212,899	140,000	—

Richard V. Vesta	2004	700,000	1,744,286	—	—
President of	2003	700,000	1,458,604	—	—
Packerland Holdings, Inc.	2002	700,000	134,633	—	—

Joseph B. Sebring	2004	620,000	1,724,361	—	—
President of	2003	620,000	1,967,147	—	—
John Morrell & Co.	2002	620,000	1,568,342	—	—

Joseph W. Luter, IV	2004	600,000	1,652,264	—	—
Executive Vice President	2003	600,000	174,607	20,000	—
	2002	437,500	356,449	100,000	—

(1)  While the Named Executive Officers received perquisites or other personal benefits in the years shown, in accordance with SEC regulations, the value of these benefits is not indicated since it did not exceed the lesser of $50,000 or 10% of the individual’s salary and bonus in any year.

(2)  Reflects the economic benefit to Mr. Luter of the portion of the premiums previously paid by the Company under split dollar life insurance agreements between the Company and certain irrevocable trusts established by Mr. Luter. This arrangement was designed so that if certain assumptions made as to investment performance, continuation of the agreements and other factors were realized, the Company would recover such premiums upon the earlier of Mr. Luter’s death or the termination of the agreements. The arrangement included a compensatory element attributable to the Company’s costs for advancing the premiums. No premiums have been paid by the Company under this arrangement since the enactment of the Sarbanes-Oxley Act in July 2002. The benefit for fiscal 2004 was determined by calculating the time value of money (using the applicable short term federal funds rate) of the premiums paid by the Company through July 30, 2002 for the period commencing on April 27, 2003 until May 2, 2004. Under the arrangement, upon termination of the agreements, the Company was entitled to receive the lesser of the aggregate premiums previously paid by the Company or the cash surrender value of the life insurance policies held by the trusts. Effective June 30, 2004, the agreements were terminated and the life insurance policies were assigned to the Company in satisfaction of the Company’s right to receive the cash surrender value of the policies. See “Other Transactions” elsewhere in this Proxy Statement.

(3)  On October 29, 2001, Mr. Pope was named President and Chief Operating Officer. Prior to October 29, 2001, Mr. Pope was Vice President and Chief Financial Officer of the Company.

The table below sets forth information with respect to option exercises during fiscal 2004 and the number and value of options held at May 2, 2004 by each of the Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Unexercised Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY End (#) Exercisable /Unexercisable	Value (1) of Unexercised In-The-Money (2) Options at FY End ($) Exercisable/Unexercisable
Joseph W. Luter, III	400,000	$5,528,000	0 / 2,000,000	0/18,696,000
C. Larry Pope	100,000	$1,548,500	0/250,000	0/2,096,800
Richard V. Vesta	—	—	N/A	N/A
Joseph B. Sebring	—	—	200,000/40,000	3,110,800/535,200
Joseph W. Luter, IV	35,000	$480,725	0/220,000	0/2,128,000

(1)  The dollar values are calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options at fiscal year-end. In each case, fair market value has been based on the last sales price of the Common Stock as reported by the NYSE on the relevant date.

(2)  Options are in-the-money if the fair market value of the underlying securities exceeds the exercise price of the option.

The table below sets forth information with respect to securities issuable, or available for issuance, under the Company’s equity compensation plans as of May 2, 2004.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,116,000	$15.77	3,473,000

Equity compensation plans not approved by security holders	-0-	n/a	-0-

Total	4,116,000	$15.77	3,473,000

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is composed of four directors, none of whom has been or is an officer or employee of the Company. The Compensation Committee’s primary responsibility is to develop and oversee the implementation of the Company’s philosophy with respect to the compensation of executive officers and other key employees. The Compensation Committee has the overall responsibility for reviewing, evaluating and approving the Company’s executive compensation plans, policies and programs for the Company’s directors, executive officers and other significant employees. The Compensation Committee reports to the full Board of Directors on all matters within the Committee’s responsibilities but retains independent authority for the matters under its jurisdiction.

Smithfield Foods Compensation Philosophy

The Compensation Committee believes that long-term corporate performance and, in turn, shareholder value are enhanced by aligning the goals of the Company’s key employees, including its executive officers, with the financial interests of its shareholders. Performance-based incentive pay programs, applied in a balanced and cost-effective manner and closely tied to company-wide, business unit and/or individual performance, can be a powerful and effective tool to advance the business interests of the corporation. Accordingly, the Compensation Committee and the Company adhere to the concept of pay-for-performance, particularly through profit sharing arrangements for senior executives. As discussed more fully below, the significant portion of the total compensation of the Company’s key employees is performance-based and can vary widely from one year to the next, depending on Company or business unit performance and the volatile nature of an agricultural commodity-based industry. The Compensation Committee believes that these profit sharing arrangements have been very effective in focusing the Company’s key employees on bottom line results that deliver value to the shareholders. These arrangements have also been effective in attracting and retaining top talent in a highly competitive global industry.

Internal Revenue Code Section 162(m) contains a provision that limits the deductibility for federal income tax purposes of certain compensation paid to named executive officers. Section 162(m) disallows the deductibility of certain compensation paid to these officers in excess of $1 million per year unless the payments meet the requirements of that provision. It is generally the Compensation Committee’s policy that performance-based components of the Company’s compensation program be deductible for federal income tax purposes under Section 162(m).

Components of the Compensation Program

Compensation for the Company’s key employees consists of three principal components: base salary; short-term incentive compensation; and long-term incentive compensation. The short-term incentive compensation programs are cash-based and generally tied to the annual financial performance of the Company or an employee’s business unit, usually based on profits (calculated before deduction for income taxes and incentive payments due to key employees). The long-term incentive compensation program is tied to the value of the Company’s stock through stock options. The Company encourages its executives to own stock of the Company and the long-term incentive compensation is designed in part to promote that objective. The Committee notes that it has been the Company’s policy since fiscal 2003 to record compensation expense for new option grants.

The relative levels of base salary for executive officers are designed to reflect each executive officer’s scope of responsibility and accountability within the Company. Base salaries are generally established at levels sufficient to attract and retain an effective management team when considered in combination with the performance-based components of the program. The base salaries of the Company’s executive officers remained basically unchanged for fiscal 2004 as compared to the previous year.

The principal short-term incentive for key employees is the performance-based cash bonus paid at fiscal year end. For the Chief Executive Officer and most other executive officers, these awards are made under the performance award component of the 1998 Stock Incentive Plan and utilize formulas set by the Committee at the beginning of the year, generally based on profits (either company-wide or for a particular subsidiary, as the Committee finds most appropriate given the duties of the executive officer). The cash bonus paid to the Company’s Hog Production Group president is tied to his ability to control raising costs. In all cases, bonus awards may be subject to adjustment downward at the Committee’s discretion based on an officer’s individual performance. Prior to fiscal 2004, the Company’s executive officers typically were paid performance bonuses beginning with the first dollar of profits earned. However, in recognition of the Company’s significant growth in recent years, beginning in fiscal 2004 those officers whose bonuses are tied to company-wide profits (including Messrs. Luter III, Pope and Luter IV) receive no performance bonuses unless the Company’s pre-tax income exceeds $100 million.

Bonus awards for the Company’s remaining executive officers are based primarily on individual performance, as evaluated by the Chief Executive Officer and reviewed by the Committee, with consideration given to the Company’s financial performance measured principally in terms of its profits.

Consistent with the Company’s policy that a substantial portion of executive compensation be based on performance, bonus awards for executive officers in recent years have ranged from 16% to 89% of an executive officer’s total cash compensation depending on Company, relevant subsidiary and individual performance. As a percentage of total cash compensation, bonus awards averaged approximately 72% for executive officers in fiscal 2004 as compared to 58% and 70% in fiscal years 2003 and 2002, respectively.

Long-term incentives are provided in the form of stock options, awarded from time to time under the Company’s shareholder-approved stock option plans. The ultimate value to the employee of the stock options is dependent on the market price of the Company’s Common Stock. The Company’s stock option program ties the employee’s economic interests directly to increases in stock value. The Committee determines the amount and terms of stock option grants based on a number of factors. In evaluating management’s recommendations for the recipients and size of stock option awards, the Committee considers the level of incentive already provided by the size and status of prior grants, and a subjective evaluation of the employee’s potential contribution to the Company’s future success. During fiscal 2004, no employees were awarded stock options.

CEO Compensation

The Compensation Committee determined the compensation of Joseph W. Luter, III, Chairman of the Board and Chief Executive Officer of the Company, for fiscal 2004 in accordance with the guidelines described above. As it did with the Company’s other executive officers, the Committee left Mr. Luter’s base salary for fiscal 2004 unchanged from the prior year. In fact, Mr. Luter’s base salary has not increased since May 2000.

Mr. Luter received a performance award for fiscal 2004 paid pursuant to the Company’s 1998 Stock Incentive Plan. The Compensation Committee believes that the strong emphasis on incentive compensation for Mr. Luter resulting from the performance award operates as an appropriate inducement for him to direct efforts at increasing company-wide profits. Under the performance award formula established at the beginning of fiscal 2004, Mr. Luter received no cash bonus on the first $100 million of the Company’s fiscal 2004 profits (i.e., net income before deduction for income taxes and incentive payments due to key employees). He received a cash bonus equal to 2% of profits in excess of $100 million and less than $300 million and 3% of profits in excess of $300 million. Reflective of the record level of profits achieved by the Company in fiscal 2004, Mr. Luter’s cash bonus in fiscal 2004 ($6,609,055) was substantially higher than the prior year ($698,429) and represented approximately 89% of his total cash compensation in 2004.

Mr. Luter was awarded no stock options during fiscal 2004.

In 1997 the Company entered into split dollar life insurance agreements with two irrevocable trusts established by Mr. Luter. The Company has paid no premiums under this arrangement since the enactment of the Sarbanes-Oxley Act in July 2002, but the compensatory benefit to Mr. Luter attributable to the Company’s having previously advanced a portion of the premiums was $240,390 in fiscal 2004 compared to $314,765 in fiscal 2003 and $459,545 in fiscal 2002, as discussed more fully in note 2 to the Summary Compensation Table on page 14. Effective June 30, 2004, the agreements were terminated and the life insurance policies were assigned to the Company in satisfaction of the Company’s right to receive the cash surrender value of the policies.

Because of the substantial percentage of Mr. Luter’s compensation that is based solely on profits of the Company, the Committee believes that Mr. Luter’s compensation continues to reflect the Company’s philosophy of pay-for-performance.

Compensation Committee

Ray A. Goldberg, Chairman

Robert L. Burrus, Jr.

Carol T. Crawford

Frank S. Royal, M.D.

PERFORMANCE GRAPH

The graph below presents a comparison of the Company’s five-year cumulative total return on its Common Stock with the Meat Packing Index (SIC Code 2011) and the S&P 500 Index, each prepared by CoreData, LLC, assuming that investments of $100 were made on April 30, 1999 and that dividends were reinvested.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

AMONG SMITHFIELD FOODS, INC.,

MEAT PACKING INDEX AND S&P 500 INDEX

	4/30/1999	4/30/2000	4/29/2001	4/28/2002	4/27/2003	5/2/2004
SMITHFIELD FOODS, INC.	100.00	90.21	154.79	177.78	159.32	225.19
MEAT PACKING INDEX	100.00	79.38	94.27	115.52	105.55	142.28
S&P 500 INDEX	100.00	110.13	95.84	83.74	72.60	89.21

PENSION PLANS

The Company and its subsidiaries sponsor three pension plans covering the Company’s salaried employees. The Company, Gwaltney of Smithfield, Ltd., Patrick Cudahy Incorporated, The Smithfield Packing Company, Incorporated and Murphy-Brown, LLC and subsidiaries maintain a qualified non-contributory pension plan covering their salaried employees (the “Company Plan”). A similar plan covers salaried employees of John Morrell & Co. (the “John Morrell Plan”). The salaried employees participating in the plans mentioned above whose salaries exceed $200,000 per year are also covered by a nonqualified Supplemental Pension Plan (the “Supplemental Plan”).

The qualified plans provide for retirement benefits which are a function of a participant’s average remuneration during his or her highest five consecutive calendar years of the last ten years of employment and aggregate years of service. The Supplemental Plan replaces benefits lost under the qualified plans due to the imposition of the Internal Revenue Code compensation and benefit limits. These Supplemental Plan benefits are calculated using the Company Plan’s benefit formula, reduced by the benefits payable under the Company Plan and/or the John Morrell Plan.

The following table shows the estimated annual straight-life annuity benefit payable from either qualified plan plus the Supplemental Plan, upon retirement at age 65 in 2004, based on the specific remuneration and years of service classifications set forth below.

PENSION PLAN TABLE

	Selected Years of Service
Average Remuneration	15	20	25	30	35	40
$500,000	120,000	160,000	200,000	240,000	280,000	320,000
750,000	190,000	250,000	310,000	370,000	430,000	490,000
1,000,000	250,000	330,000	410,000	500,000	580,000	660,000
1,500,000	380,000	500,000	630,000	750,000	880,000	1,000,000
2,000,000	500,000	670,000	840,000	1,010,000	1,180,000	1,340,000
3,000,000	760,000	1,010,000	1,260,000	1,520,000	1,770,000	2,020,000
5,000,000	1,270,000	1,690,000	2,110,000	2,540,000	2,960,000	3,380,000
7,000,000	1,780,000	2,370,000	2,960,000	3,560,000	4,150,000	4,740,000
9,000,000	2,290,000	3,050,000	3,810,000	4,580,000	5,340,000	6,100,000

The remuneration covered by the Supplemental Plan consists of the cash compensation disclosed in the annual compensation reported in the Summary Compensation Table, except that it is determined on a calendar year basis. The average remuneration above is the average of the five highest calendar years’ cash compensation during the last ten years of a participant’s career.

As of May 2, 2004, Messrs. Luter, III, Pope and Luter, IV are credited with 36, 22 and 9 years of service, respectively, under the Company Plan and the Supplemental Plan. Mr. Sebring is credited with ten years of service under the John Morrell Plan and the Supplemental Plan. The benefits shown in the table are not subject to any reduction for benefits paid from other sources, including Social Security.

OTHER TRANSACTIONS

In January 2000, the Company purchased Murphy Farms, Inc. and certain affiliated corporations for 22,108,792 shares of Common Stock (subject to post-closing adjustment). As a result of this transaction, the former shareholders of Murphy Farms (Wendell H. Murphy, a director, Harry D. Murphy, Joyce M. Norman, Wendell H. Murphy, Jr., Wendy Murphy Crumpler, Stratton K. Murphy, Marc D. Murphy and Angela Brown) became the beneficial owners in the aggregate of 24,042,792 shares of the Company’s Common Stock which amount included shares of Common Stock previously held by Murphy Farms, and certain affiliated corporations, such shareholders and their affiliates.

In connection with the acquisition, the Company entered into a registration rights agreement and a shareholders agreement with the former Murphy Farms shareholders. Under the registration rights agreement, each of the former Murphy Farms and certain affiliated corporations’ shareholders is entitled for a period of five years to have the Company register public resales of shares of Common Stock subject to customary terms and conditions, in connection with certain registered offerings by the Company. The Company is not required under the registration rights agreement to file or maintain a “shelf registration” with respect to these shares. Under the shareholders agreement, each of the former Murphy Farms and certain affiliated corporations’ shareholders agreed for five years not to (i) initiate any solicitation of proxies from Company shareholders or participate in any election contest or in any proposal made under Rule 14(a)-8 of the Exchange Act; (ii) oppose, or participate in any group opposing, any management proposals presented at a shareholders meeting, or vote against any such proposals; or (iii) acquire or substantially affect control of the Company, or seek to do so. Under such agreement, such shareholders also agreed not to sell or otherwise transfer shares of Common Stock aggregating 5% or more of the then outstanding Common Stock to any one person or group. Such shareholders further agreed not to sell or transfer within any 12 month period or make any other agreement or arrangement of transfer with respect to 10% or more of the shares of Common Stock issued to any such shareholder in connection with the acquisition of Murphy Farms and certain affiliated corporations.

The Company has business relationships with certain entities owned in whole or part by Wendell H. Murphy, a director, and the other former Murphy Farms shareholders. Each of these entities owns farms that either produce and sell hogs to the Company or produce and sell feed ingredients to the Company. The Company advances associated farm and other support costs to most of these entities for which it is subsequently reimbursed. The ownership of these entities and the amounts of their transactions with the Company during fiscal 2004 is set forth below. Wendell H. Murphy holds a 43% interest in Arrowhead Farms, Inc. to which the Company made $1,141,303 in payments. Wendell H. Murphy holds a 1% interest and Wendell H. Murphy, Jr. holds a 99% interest in DM Farms of Rose Hill LLC to which the Company made payments of $23,189,360 in fiscal 2004 and from which the Company received payments of $17,666,571. Wendell H. Murphy, Jr. and Wendy Murphy Crumpler each have a 40% interest in Enviro-Tech Farms, Inc. to which the Company made payments of $2,673,763 and from which the Company received payments of $1,940,142. Wendell H. Murphy, Jr. holds a 29% interest in Golden Farms, Inc. and a 50% interest in Lisbon 1 Farm, Inc. to which the Company made payments of $1,230,863 and $1,131,844, respectively. The former Murphy Farms shareholders collectively own all of the interest in MurFam Enterprises LLC to which the Company made payments of $397,670 and from which the Company received payments of $836,015. Marc D. Murphy and Stratton K. Murphy each have a 35% interest and Harry D. Murphy has a 30% interest in Murphy-Honour Farms, Inc. to which the Company made payments of $2,136,827 and from which the Company received payments of $128. Harry D. Murphy has a 49% interest and Marc D. Murphy and Stratton K. Murphy each have a 25.5% interest in PSM Associates to which the Company made payments of $3,585,620 and from which the Company received payments of $5,479. Wendy

M. Crumpler and, her husband, Kelly Crumpler, each have a 50% interest in Pure Country Farms, LLC to which the Company made payments of $2,468,981 and from which the Company made payments of $6,887. Wendy M. Crumpler and Wendell H. Murphy Jr. each have a 50% interest in Stantonsburg Farm, Inc. and a 37.5% interest in Webber Farms, Inc. to which the Company made payments of $507,644 and $2,547,075, respectively, and from which the Company received payments of $0 and $130,899, respectively. The Company believes that the terms of the foregoing arrangements were no less favorable to the Company than if entered into with unaffiliated parties.

In October 2001, the Company purchased Packerland Holdings, Inc. for 6,354,324 shares of Common Stock (including 684,151 shares subject to an escrow agreement). As a result of this transaction, Richard V. Vesta (a former shareholder of Packerland Holdings and, following the transaction, an executive officer of the Company) became the beneficial owner of 1,971,629 shares of the Company’s Common Stock. In connection with the acquisition, the Company entered into a registration rights agreement and a shareholders agreement with the former Packerland Holdings shareholders, including Mr. Vesta. Under the registration rights agreement, each of the former Packerland Holdings shareholders is entitled for a period of three years to have the Company register public resales of shares of Common Stock, subject to customary terms and conditions, in connection with certain registered offerings by the Company. The Company is not required under the registration rights agreement to file or maintain a “shelf registration” with respect to these shares. Under the shareholders agreement, each of the former Packerland Holdings shareholders agreed for three years not to (i) initiate any solicitation of proxies from Company shareholders or participate in any election contest or in any proposal made under Rule 14(a)-8 of the Exchange Act; or (ii) oppose, or participate in any group opposing, any management proposals presented at a shareholders meeting, or vote against any such proposals.

Jerry H. Godwin, an executive officer, holds a 33% ownership interest in JCT LLC. JCT owns certain farms that produce hogs under contract with Murphy-Brown LLC, a subsidiary of the Company. In fiscal 2004, the Company made payments totaling $6,579,451 to JCT for the production of hogs and received payments totaling $3,286,906 from JCT for reimbursement of associated farm and other support costs. The Company had provided working capital advances to JCT under the terms of a $6.0 million revolving demand promissory note. In fiscal 2003, the Company provided an additional $7.7 million of financing to JCT for the acquisition of hog production facilities. During fiscal 2004, JCT repaid all of these advances from the Company. The rate of interest for these advances was Wachovia Bank’s prime rate. In addition, during fiscal 2004 the Company has advanced funds to JCT for repairs at certain JCT sites which were damaged by Hurricane Isabel. This is a standard practice by Murphy-Brown for contract farmers that have experienced disasters. The aggregate amount outstanding for these non-interest accruing advances was approximately $1,400,396 as of June 30, 2004. The largest amount outstanding during fiscal 2004 was approximately $1,387,831. The Company believes that the terms of the foregoing arrangements were no less favorable to the Company than if entered into with unaffiliated parties.

As of May 2, 2004, Murphy-Brown owed Jerry H. Godwin $842,495 under a note bearing interest at the Wachovia Bank prime lending rate and due on demand.

In 1997, the Company entered into split-dollar life insurance agreements with two irrevocable trusts established by Joseph W. Luter, III, the Chief Executive Officer of the Company. Under the terms of those agreements, the Company advanced a portion of the premiums payable under certain life insurance policies owned by the trusts and payable to the trusts upon Mr. Luter’s death. No premiums have been paid under the agreements since the enactment of the Sarbanes-Oxley Act in July 2002. Under the arrangement, upon termination of the agreements, the Company was entitled to receive the lesser of the aggregate premiums previously paid by the Company or the cash surrender value of the life insurance policies. The Company was granted a security interest in the cash surrender value and death benefits of the policies equal to the sum of all premiums paid by the Company. Effective June 30, 2004, the agreements were terminated and the life insurance policies were assigned to the Company in satisfaction of the Company’s right to receive the cash surrender value of the policies. At the time of the termination, the cash surrender value of the policies was $14,158,837, which was $2,899,717 less than the aggregate premiums previously paid by the Company.

Jason Seely, the son of Timothy A. Seely, an executive officer of the Company, serves as the Director of Sales, Pre-cooked Foods, for the Smithfield Deli Group. In fiscal 2004, his salary and bonus totaled $138,211.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Robert L. Burrus, Jr., a director of the Company and a member of the Compensation Committee, is a partner in the law firm of McGuireWoods LLP, which has provided legal services to the Company on a regular basis since 1985.

PROPOSAL 2

RATIFICATION OF

SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as independent auditors to examine and report upon the financial statements of the Company and its consolidated subsidiaries for the year ending May 1, 2005 and is submitting this matter to the shareholders for their ratification. Ernst & Young has served as the Company’s independent auditors since May 3, 2002. One or more representatives of Ernst & Young will be present at the Annual Meeting of Shareholders to make a statement if they desire to do so and to be available to respond to appropriate questions that may be asked by shareholders.

In the event the proposal to ratify the selection of Ernst & Young is defeated, the adverse vote will be considered as a direction to the Board of Directors to select other independent auditors for the next year. However, because of the expense and difficulty in changing independent auditors after the beginning of a year, the Board of Directors intends to allow the appointment for fiscal 2005 to stand unless the Board of Directors finds other reasons for making a change.

Audit and Other Fees

Audit Fees.    The aggregate fees billed by Ernst & Young for audit services (audit of the Company’s annual financial statements, review of the Company’s quarterly financial statements included in its Forms 10-Q and assistance with and review of SEC filings, including comfort letters, consents and comment letters) for fiscal 2004 and fiscal 2003 were $1,815,350 and $1,505,650, respectively.

Audit-Related Fees.    The aggregate fees billed by Ernst & Young in fiscal 2004 and fiscal 2003 for audit-related services not otherwise reported in the preceding paragraph (audits of employee benefit plans, due diligence services and work in connection with the disposition of a subsidiary) were $155,360 and $398,150, respectively.

Tax Fees.    The aggregate fees billed by Ernst & Young in fiscal 2004 and fiscal 2003 for tax compliance and tax planning services were $1,311,894 and $580,000, respectively.

All Other Fees.    There were no other fees billed by Ernst & Young in fiscal 2004 or fiscal 2003 for any other services. None of the services provided by Ernst & Young consisted of financial information systems design or implementation services.

Recommendation

The Board of Directors of the Company recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as independent auditors to examine and report upon the financial statements of the Company and its consolidated subsidiaries for the year ending May 1, 2005.

PROPOSAL 3

SHAREHOLDER PROPOSAL

The Company has been advised that the Sierra Club of 85 Second Street, 2nd Floor, San Francisco, CA 94105 (owning 220 shares of Company stock) intends to present the following resolution at the Annual Meeting of Shareholders. In accordance with applicable proxy statement regulations, the proposed resolution is set forth below. The Board of Directors and the Company accept no responsibility for the content of the proposal and disagree with certain characterizations made therein.

Proposal

Resolved, that the shareholders of Smithfield Foods Inc. (the “Company”) hereby request that the Company prepare and submit to the shareholders of the Company a separate report, updated annually, containing the following information:

(a) Policies for political contributions made with corporate funds, political action committees sponsored by the Company, and employee political contributions solicited by senior executives of the Company. This shall include, but not be limited to, policies on contributions and donations to federal, state and local political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527;

(b) An accounting of the Company’s resources, including property and personnel, contributed or donated to any of the persons and organizations described above;

(c) A business rationale for each of the Company’s political contributions or donations; and

(d) Identification of the person or persons in the Company who participated in making the decisions to contribute or donate.

As shareholders, we support policies that apply transparency and accountability to corporate political giving. There is currently no single source of information providing comprehensive disclosure to the Company’s shareholders on political contributions made with corporate funds. Without full transparency, we believe Company executives may be able to direct corporate resources for political purposes and make decisions unilaterally without a stated business rationale for such donations. The result is that shareholders are unaware of how and why the Company chooses to make corporate contributions and the political ends being furthered by the gift of corporate funds. Company officials may, in fact, be funding groups and candidates whose agendas are not in the best interest of the Company and its shareholders.

Smithfield’s balance sheet is especially vulnerable to evolving environmental law, given the considerable pollution related to concentrated animal feeding operations. To this end, it is understood that our Company spends considerably to shape law and resulting regulation. A Pulitzer Prize was awarded to one investigation of how Smithfield has courted the North Carolina legislature. Such stories shouldn’t be surprises to shareholders. In our view, absent a system of accountability, corporate executives will be free to use the Company’s assets in ways that could pose reputational and legal risks for the Company.

We therefore urge your support FOR this resolution.

THE COMPANY’S RESPONSE TO THE SHAREHOLDER PROPOSAL

The Board believes that this proposal is not in the best interests of shareholders and opposes this proposal for the following reasons.

Contributions Limited.    Federal law prohibits corporate contributions to federal candidates or their political committees. With the enactment of the Bipartisan Campaign Reform Act of 2002, effective November 6, 2002, corporate contributions to federal political parties and leadership committees are prohibited. Many state laws also prohibit such contributions. In addition, various other laws further prohibit or limit the Company’s political contributions to state or local officials or candidates. The Company’s Code of Business Conduct and Ethics, which the Company invites shareholders to review at www.smithfieldfoods.com, further regulates contributions made by employees on behalf of the Company. The Company makes contributions on a limited basis, in furtherance of its business interests, subject to the restrictions and reporting requirements of applicable law and of the Company’s Code of Business Conduct and Ethics.

Information Publicly Available.    Political contributions made by the Company are already required under federal, state and local laws to be disclosed publicly by either the Company or the recipient to the Federal Election Commission, the state or local boards of election or the Internal Revenue Service. Information about the Company’s political contributions is available to shareholders from these sources, including through publicly accessible web sites. The Company has sponsored a political action committee, or PAC which is supported by voluntary employee contributions. PACs are lawful entities and may contribute to political parties or candidates without violating U.S. laws, state laws or the Company’s Code of Business Conduct and Ethics. Information on contributions made by the Smithfield Foods, Inc. Political Action Committee in connection with federal and state elections is publicly filed and available at the Federal Election Commission and applicable state boards of election, respectively.

Unnecessary Expense and Diversion of Resources.    The proposal would require the Company to incur the added expense to prepare periodic disclosure reports of information that is already publicly available and it would divert management attention from other Company activities. The proposal would also require disclosure of the Company personnel participating in making decisions to make political contributions and the business rationale for each contribution. Such requirements are burdensome and not a productive use of the Company’s money.

Recommendation

The Board of Directors of the Company believes that this shareholder proposal is not in the best interest of the Company and unanimously recommends that you vote “AGAINST” this proposal.

PROPOSAL 4

SHAREHOLDER PROPOSAL

The Company has been advised that the Amalgamated Bank LongView MidCap 400 Index Fund of 11-15 Union Square, New York, NY 10003 (owning more than $2000 worth of Company stock) and the Nathan Cummings Foundation of 475 Tenth Avenue, 14th Floor, New York, NY 10018 (owing 31,600 shares of Company stock) intend to present the following resolution at the Annual Meeting of Shareholders. In accordance with applicable proxy statement regulations, the proposed resolution is set forth below. The Board of Directors and the Company accept no responsibility for the content of the proposal and disagree with certain characterizations made therein.

Proposal

ENVIRONMENTAL PERFORMANCE

WHEREAS:

Our company relies heavily on contract farms for the production of its hogs. In 2003, Smithfield’s hogs were produced by 2,542 farms, of which less than one-third were company-owned. While Smithfield currently produces an in-depth, high quality stewardship report covering processing facilities and some aspects of the operation of company-owned farms, it does not report metrics for its contract farms because it views them as independent businesses.

Our company’s website notes that, “Through its hog raising and pork processing subsidiaries, the company can exercise complete control over its products—from their genetic lines and nutritional regimen to how they are processed . . . .Vertical integration gives us control over our pork products from squeal to meal.” Given Smithfield’s admittedly high level of control over the hog production process, we are concerned about the possible environmental liabilities arising from our company’s contract farms. As Smithfield’s 2003 10-K states, “Hog production facilities generate significant quantities of manure, which must be managed properly to protect public health and the environment.”

The United States Environmental Protection Agency has considered imposing liability on integrators like Smithfield for environmental damages occurring on contract farms. Although integrator liability provisions were dropped from the EPA’s NPDES Permit Regulation and Effluent Limitation Guidelines for Concentrated Animal Feeding Operations (CAFOs) Final Rule, the EPA has faced pressure to reconsider the omission of this provision.

In a recent ruling that may have national implications, a U.S. District Court ruled that Tyson Foods shared responsibility for pollution stemming from farms owned by contract farmers in Kentucky. An attorney representing local farmers noted that the ruling could potentially subject other CAFOs—such as those for pigs—to similar lawsuits.

We commend Smithfield for the high quality of its 2003 Stewardship Report and its willingness to engage in productive dialogue with concerned shareholders. However, in light of growing pressure to hold integrators responsible for the environmental performance of their contract farms, we are concerned about the long-term sustainability of the company’s model.

We believe that reporting on the environmental impacts of hog production operations carried out on contract farms will provide investors with a better understanding of Smithfield’s possible environmental liabilities. Environmental reporting can aid in the identification of trouble spots, signal cost saving opportunities and allow investors to better assess the risks and opportunities associated with Smithfield’s business model.

RESOLVED:    Shareholders request that Smithfield prepare a sustainability report, at reasonable cost and omitting proprietary information, examining the environmental impacts of both company-owned and contract farms. The report should be made available to shareholders by April 2005.

SUPPORTING STATEMENT:    We believe that the report should include information relating to water usage, significant air emissions, water sources and other ecosystems affected by runoff and discharges, indices of fines for non-compliance associated with environmental issues and the performance of suppliers relative to environmental guidelines and programs currently used by the company. Smithfield may, at its discretion, include this information in its Stewardship Report.

THE COMPANY’S RESPONSE TO THE SHAREHOLDER PROPOSAL

The Board believes that this proposal is not in the best interests of shareholders and opposes this proposal for the following reasons.

It is the corporate policy of the Company to conduct business in an ethical manner consistent with continual improvement in regard to protecting human health and the environment. The Company is committed to being proactive in terms of environmental stewardship, and the many innovative projects the Company has implemented signify its commitment to preserving our precious natural resources. In addition to reviewing this response, the Company invites its shareholders to review the Company’s corporate website at www.smithfieldfoods.com where the Company describes its continuing environmental efforts and accomplishments.

The Company prides itself on being an industry leader in the area of environmental stewardship. The use of Environmental Management Systems (EMS) is at the heart of the Company’s strategy for continuous improvement. An EMS is a comprehensive system for identifying and managing parts of an organization’s activities that have, or could have, an impact on the environment. In fact, the Company’s hog production subsidiary Murphy-Brown LLC was the world’s first livestock company to have the implementation of EMS at its swine production farms receive ISO 14001 certification from the Geneva-based International Organization for Standardization, which can only be achieved after a rigorous third-party audit of the environmental management system in place. The Company’s commitment to the environment is further evidenced by its landmark voluntary agreement with the North Carolina Attorney General to commit $50 million for environmental enhancement programs for the state and an additional $15 million to conduct research into potentially environmentally superior animal waste treatment technologies.

In addition to its annual report, the Company publishes a report each autumn devoted exclusively to a review of its environmental efforts and accomplishments. The 2003 Stewardship Report provides some aspects of the information (water usage for company-owned farms and indices of fines for non-compliance for Company operations generally) requested by the proposal for the company-owned farms. The report, which is available at the corporate website, includes detailed environmental, employee safety and animal welfare-related performance information for the Company’s U.S. operations for the 2003 calendar year, including baseline environmental metrics for its first and further processing facilities; baseline water metrics for our company-owned farms; and baseline safety metrics for all of Smithfield Foods’ U.S. facilities. The Company aims to continue to collect and report additional environmental information in future reports.

The Company relies on both company-owned farms and contract growers to produce hogs. The Company does not measure or publicly report the environmental performance of the contract farms because the Company views these farmers as independent businesses. These independent farmers are not currently required to provide the Company, nor regulatory agencies, with the information necessary for the Company to prepare a sustainability analysis of the type contemplated by the proponents. If the Company were to attempt to compel its contract farmers to provide such information, it would place the Company at a competitive disadvantage because of the added costs that farmers would incur when contracting with the Company. However, to be a Smithfield contract grower, farmers must comply with all applicable environmental laws, and, as with company-owned farms, contract growers are monitored by governmental regulatory agencies. The Company is committed to sharing the best practices with its contract farmers. To this end, the Company has helped to develop and make available to its contract farmers, free of charge, guidance on the development of Environmental Management Systems. These systems make it easier for contract farmers to manage their environmental affairs, comply with regulations, develop methods for continual improvement, prevent pollution, and protect the environment.

In view of the Company’s existing and planned enhancements to its reporting practices with respect to the company-owned farms and that the proposal’s request for sustainability reporting on the Company’s contract farms would be burdensome to both the Company and its contract farmers, the Board does not believe that this proposal is in the best interest of the Company.

Recommendation

The Board of Directors of the Company believes that this shareholder proposal is not in the best interest of the Company and unanimously recommends that you vote “AGAINST” this proposal.

OTHER MATTERS

The Board of Directors does not know of any matter to be brought before the Annual Meeting other than the matters described in the Notice of Meeting. If any matters not set forth in the Notice of Meeting accompanying this proxy statement are properly brought before the Annual Meeting, the persons named in the enclosed proxy will vote thereon in accordance with their best judgment.

ADDITIONAL INFORMATION

Shareholder Proposals for Inclusion in the Proxy Statement

Proposals of shareholders intended to be presented at the Company’s 2005 Annual Meeting of Shareholders must be received by the Secretary of the Company for inclusion in the Company’s proxy statement and form of proxy relating to that meeting by April 1, 2005. Any such proposal must meet the applicable requirements of the Exchange Act and the rules and regulations thereunder.

Other Shareholder Proposals

The Company’s Bylaws prescribe the procedures that a shareholder must follow to nominate directors for election at an annual meeting or to bring other business before an annual meeting (other than matters that have been included in the Company’s proxy statement for such meeting). The Chairman of the meeting may refuse to acknowledge the nomination of any person as a director or any other proposal by a shareholder not made in compliance with these procedures. The following summary of these procedures is qualified by reference to the Company’s Bylaws, a copy of which may be obtained, without charge, upon written request to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430.

A shareholder who desires to nominate a director for election at an annual meeting must give timely written notice thereof to the Secretary of the Company by personal delivery or by registered or certified mail, postage prepaid, at the address shown above. To be timely, a shareholder’s notice for nominations to be made at the 2005 Annual Meeting must be received: (i) on or after May 1, 2005 and before June 1, 2005 if the annual meeting is to be held during the months of August and September, 2005 or (ii) not less than 50 days before the annual meeting in all other cases. The notice must contain the information specified in the Bylaws regarding the shareholder giving the notice and each person whom the shareholder wishes to nominate for election as a director. The notice must be accompanied by the written consent of each proposed nominee to serve as a director of the Company, if elected.

A shareholder who desires to bring any other business before an annual meeting (other than business which the shareholder has sought to have included in the Company’s proxy statement for such meeting) must give timely written notice thereof to the Secretary of the Company at the address shown above and be a shareholder of record both at the time such notice is given and on the record date of the meeting. To be timely, a shareholder’s notice of such business to be brought before the 2005 Annual Meeting must be received: (i) on or after May 1, 2005 and before June 1, 2005 if the annual meeting is to be held during the months of August and September, 2005; or (ii) not less than 50 days before the annual meeting in all other cases. The notice must contain the information specified in the Bylaws regarding the shareholder giving the notice and the business proposed to be brought before the meeting.

With respect to shareholder proposals not included in the Company’s proxy statement for the 2005 Annual Meeting, the persons named in the Board’s proxy for the 2005 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Exchange Act.

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MAY 2, 2004, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, CAN BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY, 200 COMMERCE STREET, SMITHFIELD, VIRGINIA 23430, ATTENTION: MICHAEL H. COLE, SECRETARY.

BY ORDER OF THE BOARD OF DIRECTORS,

MICHAEL H. COLE

SECRETARY

July 30, 2004

EXHIBIT A

SMITHFIELD FOODS, INC.

Audit Committee Charter

The Audit Committee’s primary purposes are to (a) assist Board oversight of (i) the integrity of the Corporation’s financial statements, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the Corporation’s internal audit function and independent auditors; and (b) prepare the report that SEC rules require to be included in the Corporation’s annual proxy statement. The Audit Committee shall report regularly to the full Board of Directors on all matters within the Committee’s responsibilities.

The Committee shall be composed of no fewer than three directors, each of whom shall be financially literate (or, if any new member of the Committee at the time of his or her appointment is not then financially literate, such member shall become so within a reasonable period of time thereafter). In addition, at least one member of the Committee shall have accounting or related financial management expertise, as required from time to time by the audit committee standards of the New York Stock Exchange (the “Exchange”) and at least one member of the Committee shall be an “audit committee financial expert,” as such term is defined in SEC rules. The Board of Directors shall interpret these requirements and determine such qualifications of Committee members in its business judgment. Furthermore, the composition of the Committee shall satisfy the independence requirements of the Exchange within the time requirements established by the Exchange, all as determined by the Board of Directors.

The independent auditors shall be ultimately accountable to the Committee on all matters pertaining to their engagement, and the independent auditors shall report to the Committee as the Board of Directors’ representative. The Committee shall encourage open communication among the Committee, the independent auditors, the internal auditors and management regarding matters within the Committee’s responsibilities. The Committee shall establish a calendar incorporating regular reporting items which it requires from the independent auditors, the internal auditors and management during the fiscal year.

In carrying out its responsibilities:

1.    The Committee as the Board of Directors’ representative shall have the ultimate authority and responsibility for the appointment, retention, compensation and oversight of the work of the Corporation’s independent auditors and any other registered public accounting firm that is engaged for the purpose of issuing an audit report or performing other audit, review or attest services to the Corporation. Each year the Committee shall appoint the independent auditors subject, if applicable, to shareholder ratification at the annual meeting. The Committee shall require the independent auditors to submit at least annually a formal written statement (i) describing the firm’s internal quality control procedures, (ii) identifying any material issues raised by the most recent internal quality control review, or peer review, of the firm, (iii) describing any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits by the firm, and any steps taken to deal with any such issues, and (iv) delineating all relationships between the independent auditors and the Corporation, including audit and non-audit assignments and the fees and any other compensation paid to the independent auditors therefor. The Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity or independence of the independent auditors. Any engagement of the independent auditors to provide audit or non-audit services, as well as the engagement of any other accountants to provide audit services, must be approved in advance by the Committee or entered into pursuant to pre-approval procedures established by the Committee and satisfying applicable SEC requirements. The Committee shall have the authority and responsibility for determining the compensation to be paid by the Corporation to the independent auditors and such other accountants.

2.    With respect to each fiscal year, the Committee shall meet with the independent auditors, the internal auditors and the senior management to review the scope and methodology of the proposed audits for such fiscal year. The independent auditors and the internal auditors shall provide regular reports to the Committee during the fiscal year on the underlying process and status of their audits and any findings or preliminary conclusions that have been reached.

3.    Management and the independent auditors shall review with the Committee a draft of the Corporation’s annual financial statements and drafts of the Corporation’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Such reviews shall include the Corporation’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Quarterly, the independent auditors shall provide to the Committee a review letter as contemplated by Statement on Auditing Standards No. 100. Periodically during the fiscal year, the independent auditors shall review with the Committee their assessment as to the adequacy of the Corporation’s structure of internal controls over financial accounting and reporting, and their qualitative judgments as to accounting principles employed and related disclosures by the Corporation and the conclusions expressed in the Corporation’s financial reports. The independent auditors shall review with the Committee significant judgments made by management in the preparation of the financial statements.

4.    The independent auditors and the Corporation’s management, including its legal affairs management, shall identify to the Committee business, financial or legal issues that may significantly impact the Corporation’s financial statements and internal control systems. At least annually, management shall report to the Committee as to all significant litigation, threatened litigation or potential litigation in which the Corporation and its subsidiaries are or may be engaged, as well as the anticipated or potential impact of such litigation, threatened litigation or potential litigation on the Corporation.

5.    The Committee shall meet separately, at least quarterly, with management, the internal auditors and the independent auditors.

6.    The independent auditors shall promptly identify to the Committee any audit problems or difficulties, including any areas of disagreement with management in the preparation of financial statements. The Committee shall also consider any response by management.

7.    The Committee shall discuss earnings press releases with management, as well as any financial information and earnings guidelines provided to analysts and rating agencies.

8.    The Committee shall periodically discuss with management the Corporation’s major financial risk exposures and the steps that management has taken to monitor and control such exposures.

9.    Management shall report as soon as possible to the Chairman of the Committee any material violation of laws or governmental regulations. At least annually, management shall review with the Committee the Corporation’s monitoring efforts and procedures to ensure compliance with laws and governmental regulations.

10.    Both management and the independent auditors shall report promptly to the Committee any material weaknesses in internal control systems.

11.    Management shall report all related party transactions to the Committee, and the Committee shall be responsible for the review and oversight contemplated by the Exchange with respect to any such reported transactions.

12.    The Committee shall set clear hiring policies with respect to any current or former employees of the independent auditors.

13.    The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Corporation on accounting, internal accounting controls or auditing matters as well as for the confidential, anonymous submission by its employees of concerns regarding questionable accounting or auditing matters.

14.    The Committee shall have available to it such support personnel, including management staff, independent auditors, attorneys and consultants, as it deems necessary to discharge its responsibilities. The Committee shall have the authority to engage legal, accounting and other advisors, as it determines necessary to carry out its duties, and to determine the compensation to be paid by the Corporation to such advisors.

15.    The Chairman of the Committee shall discuss the Committee’s performance with each Committee member, following which discussions the Chairman shall lead the Committee in an annual review of its performance. The annual evaluation shall include a review of the Committee’s charter.

16.    The Committee shall cause to be provided to the Exchange appropriate written confirmation of any of the foregoing matters as the Exchange may from time to time require.

SMITHFIELD FOODS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joseph W. Luter, III and Michael H. Cole and each of them, proxies with full power of substitution, to vote the shares of Common Stock in Smithfield Foods, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on September 1, 2004 or any adjournments thereof.

1. ELECTION OF DIRECTORS:	☐ FOR all nominees listed (except as indicated to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Ray A. Goldberg	John T. Schwieters	Melvin O. Wright

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW)

The Board of Directors recommends a vote FOR the following proposal 2.

2. PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP as the Company’s independent auditors for the fiscal year ending May 1, 2005
☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors recommends a vote AGAINST the following proposals 3 and 4.

3. SHAREHOLDER PROPOSAL REGARDING THE REPORTING OF POLITICAL CONTRIBUTIONS
☐ FOR	☐ AGAINST	☐ ABSTAIN

4. SHAREHOLDER PROPOSAL REGARDING A SUSTAINABILITY REPORT
☐ FOR	☐ AGAINST	☐ ABSTAIN

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSALS 3 AND 4.

The undersigned acknowledges receipt of the Notice of said Annual Meeting and of the Proxy Statement attached thereto.

Dated: , 2004

PLEASE SIGN EXACTLY AS NAME APPEARS AT LEFT. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC., GIVE FULL TITLE AS SUCH.

Please mark, sign, date and return the proxy card using the enclosed envelope.